Exhibit 99.2

Loan Agreement Between Baker Brothers Life Sciences, L.P., 667, L.P., 14159, L.P., and Baker Bros. Advisors LP

For value received, Baker Bros Advisors LP (the “Management Company”) promises to pay Baker Brothers Life Sciences, L.P., 667, L.P., and 14159, L.P., (collectively “The Funds”), the amounts set forth in Schedule A below, payable on the Due Date (as defined below) with interest payable through the Due Date at a rate of 2.24% annually.

The Funds are lending the Management Company these amounts so that Julian Baker, as agent of the Management Company, may exercise 8,250 Genomic Health, Inc. (“GHDX”) Director’s Non-qualified Stock Options at $10.73 (the “Shares”) and deposit the Shares into Julian Baker’s brokerage account held at JPMorgan.

The “Due Date” shall be May 16, 2046, however, following the sale by Julian Baker of all of the Shares, the Due Date shall accelerate to the date that is 10 days after date of the last sale of Shares.

This Loan Agreement shall be construed in accordance with the laws of the State of New York.

Baker Bros. Advisors LP

By:	/s/ Scott L. Lessing
Scott L. Lessing
President

667, L.P.

By: Baker Bros. Advisors LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing
Scott Lessing
President

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BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, , management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing
Scott Lessing
President

14159, L.P.,

By: Baker Bros. Advisors LP, management company and investment adviser to 14159, L.P., pursuant to authority granted to it by 14159 Capital, L.P., general partner to 14159, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing
Scott Lessing
President

Schedule A

		Baker
		Brothers Life
Fund	667, L.P.	Sciences, L.P.	14159, L.P.	Total
Loan	$11,212.85	$72,899.62	$1,942.13	$86,054.60

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